UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2009

GigOptix, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Geng Road Suite 100, Palo Alto, CA		94303
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2009, GigOptix, Inc. (the “Company”) entered into a Third Amendment to Schnitzer North Creek Lease Agreement dated for reference purposes as of September 30, 2009 (the “Amendment”) by and between the Company and S/I Northcreek III, LLC, a Washington limited liability company (“Landlord”) in connection with an amendment of a lease of certain premises consisting of approximately 31,739 rentable square feet in Bothell, WA (the “Premises”).

Landlord and the Company’s predecessor in interest, Lumera Corporation, a Delaware corporation, had originally entered into that certain Schnitzer North Creek Lease Agreement dated July 11, 2005 (the “Lease”), as amended by a First Amendment to Lease dated October 25, 2006, and a Second Amendment to Lease dated February 20, 2008.

Commencing effective on the later of (a) November 1, 2009, (b) the date of the Company’s completion of Tenant Improvements (as defined in the Amendment) in lien-free condition, (c) receipt from the City of Bothell of final approval of the Tenant Improvements pursuant to a fully inspected building permit, and (d) the Company’s vacation and surrender of the Returned Space (as defined below) (the “Effective Date”), the Premises will be reduced to 11,666 rental square feet of space. Prior to the Effective Date, the Company shall vacate and surrender to Landlord the space being removed from the Premises (the “Returned Space”) and remove the Company’s exterior building signage and repair and restore any damage caused by such removal. In addition, the Company will extend its lease in the Premises (as reduced) for a period of five years commencing on the Effective Date (the “New Term”). Furthermore, the Base Rent (as defined in the Lease) for the Premises during the five-year term shall be as follows:

Months	Monthly Installment
1-14	$27,013
15-24	$17,499
25-36	$18,024
37-48	$18,565
49-60	$19,122

This compares to a monthly Base Rent under the Lease prior to the Amendment which for November 2009 would be $43,641 and which would increase in 2010.

The Company shall make Tenant Improvements, for which at a minimum, the Company shall invest at least $150,000. Also, as additional consideration for Landlord entering into this Amendment, following the waiver of Landlord’s contingency discussed below, the Company shall pay to Landlord the amount of $175,000, funded by cash released by the Company’s lender as a result of reducing the Company’s letter of credit as discussed below.

In connection with the Amendment, the parties have agreed that upon the Effective Date, the Company may reduce the amount of a letter of credit currently held by Landlord from $700,000 to $375,000, with a further reduction of $125,000 possible upon the achievement of certain milestones as specified in the Amendment. However, the terms of the Amendment are subject to the approval of Landlord’s lender. In the event that Landlord’s lender does not approve within 30 days, the Amendment shall become null and void and the Lease shall remain in full force and effect with the exception that the letter of credit amount shall be reduced by $150,000 on November 1, 2009, and the Company shall complete the Tenant Improvements, which shall be funded by the cash released by the Company’s lender as a result of reducing the Company’s letter of credit.

There is a period of 17 months overlap between the remaining term of the Lease prior to the Amendment and the New Term. The projected cash savings to the Company for this period is $752,785. Furthermore, net of the payment of the $175,000 funded by the cash released by the Company’s lender as a result of reducing the Company’s letter of credit, the total projected savings to the Company for this 17-month period are $577,785.

A copy of the Amendment is attached as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Third Amendment to Schnitzer North Creek Lease Agreement, dated as of September 30, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GIGOPTIX, INC.

By:	/S/ DR. AVI KATZ
Dr. Avi Katz Chief Executive Officer

Date: October 6, 2009